Exhibit d(5)
EXPENSE LIMITATION AGREEMENT
     This Expense Limitation Agreement is hereby entered into as of June 15, 2005 between Cramer Rosenthal McGlynn, LLC (“CRM”) and CRM Mutual Fund Trust (the “Trust”), on behalf of the portfolios listed on Exhibit A attached hereto (the “Funds”)
     For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trust and CRM agree as follows:
     The Trust and CRM agree until the date set forth on the attached Exhibit A that CRM will waive its fees or reimburse expenses to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions and interest) of a class of a Fund exceed the rate set forth on Exhibit A of the average daily net assets allocable to such class. The Trust, by vote of a majority of the Trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) may remove or amend the expense limitations prior to the date set forth on Exhibit A. CRM will not have any right to reimbursement of any amount so waived or reimbursed.
     The Trust and CRM agree to review the then-current expense limitations for each class of each Fund on a date prior to the termination date listed on Exhibit A to determine whether such limitations should be amended, continued or terminated. Unless (i) the Trust, by vote of its Board of Trustees, or CRM terminates the limitations, or (ii) the Trust and CRM are unable to reach an agreement on the amount of the limitations to which the Trust and CRM agree to be bound, the limitations will continue for additional one-year terms at the rate to which the Trust and CRM mutually agree. Exhibit A will be amended to reflect that rate and the new date through which the Trust and CRM agree to be bound.

Exhibit d(5)
     IN WITNESS WHEREOF, the Trust and CRM have entered into this Expense Limitation Agreement as of the Effective Date.

CRM Mutual Fund Trust, on behalf of each Fund listed on Exhibit A attached hereto
By:	/s/ Ronald H. McGlynn
	Name:	Ronald H. McGlynn
	Title:	Chief Executive Officer

CRAMER ROSENTHAL MCGLYNN, LLC
By:	/s/ Carlos Leal
	Name:	Carlos Leal
	Title:	Chief Financial Officer

Exhibit d(5)
AMENDED AND RESTATED
EXHIBIT A
DATED AS OF NOVEMBER 5, 2005
TO
EXPENSE LIMITATION AGREEMENT
DATED AS OF JUNE 15, 2005
     Schedule A to the Expense Limitation Agreement between CRM Mutual Fund Trust and Cramer Rosenthal McGlynn, LLC dated as of June 15, 2005 is hereby amended and restated as of the date set forth above as follows:

Fund	Class	Expense Cap	Termination Date
CRM Small Cap Value Fund	Institutional	1.25%	November 1, 2010
	Investor	1.50%	November 1, 2010

CRM Mid Cap Value Fund	Institutional	1.25%	November 1, 2010
	Investor	1.50%	November 1, 2010

CRM Large Cap Value Fund	Institutional	1.25%	November 1, 2010
	Investor	1.50%	November 1, 2010

CRM Small/Mid Cap Value	Institutional	1.25%	November 1, 2007
Fund	Investor	1.50%	November 1, 2007

CRM Mid/Large Cap Value	Institutional	1.25%	November 1, 2010
Fund	Investor	1.50%	November 1, 2010

Exhibit d(5)
     IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date first written above.

CRM MUTUAL FUND TRUST
By:	/s/ Ronald H. McGlynn
	Name:	Ronald H. McGlynn
	Title:	Chief Executive Officer

CRAMER ROSENTHAL MCGLYNN, LLC
By:	/s/ Carlos Leal
	Name:	Carlos Leal
	Title:	Chief Financial Officer